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                                 CERTIFICATE OF
                                  AMENDMENT OF
                            ARTICLES OF INCORPORATION
                                       OF
                           Ebony & Gold Ventures, Inc.

                (after payment of capital and issuance of stock)

      I the Undersigned, sole Officer of Ebony & Gold Ventures, Inc. (the "Corporation") hereby certify that, pursuant to the provisions of the Nevada Revised Statutes, the following resolutions to amend its articles of incorporation were duly adopted:

1.    Board/Shareholder Consents Authorizing Amendments

       (a) The Board of Directors of the Corporation, acting pursuant to a unanimous written consent on February 11, 2000 resolved to amend the Articles of Incorporation as originally filed and/or amended as follows:

             "RESOLVED, that pursuant to NRS 78.380, this amendment to the Articles of Incorporation is deemed advisable and in the best interest of the Corporation.

             RESOLVED, that pursuant to Nevada General Corporation Law, the Board of Directors of the corporation determines it advisable to reconstitute the Common Stock of the corporation for the purpose of effecting a stock split (in the form of a stock dividend), to amend the Articles of Incorporation of the corporation to increase the authorized shares and change the par value of the Common Stock from $0.001 per share to $0.00042 per share.

             FURTHER RESOLVED, that the corporation shall set aside for the payment of a stock dividend on the Common Stock of the corporation, and the proper officers of the corporation are directed to issue and deliver to the shareholders of record as of the date that the Secretary of State of the State of Nevada files the basis of
             1.3809524 shares for each one (1) share held by said shareholder, such issuance and delivery shall be made as soon as practical after said amendment.

             FURTHER RESOLVED, that the treasurer of the corporation shall reduce the appropriate surplus account and/or shall make such other appropriate entries on the books of the corporation as may be required by the distribution.

             FURTHER RESOLVED, that for the reasons set forth above, the following amendment to the Articles of Incorporation be and it hereby is approved pursuant to NRS 78.207 and accordingly no approval by shareholder is required.

             RESOLVED, that Article IV, Section 4.01 of Articles of Incorporation be amended to read in full as follows:

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            Section 4.01- Number and Class. The total number of shares of stock which the Corporation shall have authority to issue is Fifty Nine Million Five Hundred Twenty Three Eight Hundred Ten (59,523,810). The par value of each such share is $0.00042. All such shares are of one class and are shares of Common Stock. Except as otherwise provided in accordance with these Articles of Incorporation, the Common Shares shall have unlimited voting rights, with each share being entitled to one vote, and the rights to receive the net assets of the Corporation upon dissolution, with each share participating on a pro rata basis.

            Upon amendment to this Article to read hereinabove set forth, each one (1) outstanding share of Common Stock, par value $0.001 is reconstituted and converted into one (1) share of Common Stock, par value $0.00042.

            The Common Stock may be issued from time to time without action by the stockholders. The Common Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

            The Board of Directors may issue such share of Common Stock in one or more series, with such vesting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.

            FURTHER RESOLVED, that, subject to the filing of the Amended Articles of Incorporation to effectuate the amendment set forth above, the Board hereby directs that a 1.3809524 for one (1) dividend of the Common Stock be paid to the record shareholder and each shall be entitled to receive a certificate or certificates representing an additional 1.3809524 shares of Common Stock then owned of record by such shareholder. Pursuant to such stock split in the form of a stock dividend, each holder: (i) shall not be required to surrender for exchange or cancellation any certificates for shares of Common Stock held by such holder; and (ii) shall receive a full share in the event that said holder would have received a fractional share, i.e., the Company shall issue such additional fraction of a share as is necessary to increase the fractional share to a full share."

      (b) The Board of Directors of the Corporation, acting pursuant to a unanimous written consent on February 25, 2000 resolved to amend the Articles of Incorporation as originally filed and/or amended, as follows:

            "RESOLVED FURTHER, that upon shareholder approval and the filing of a Certificate of Amendment with the Nevada Secretary of State,
            Article 1 of the Articles of Incorporation shall be amended to read as follows:

                                    ARTICLE I
                                      NAME

                   The name of the corporation is: booktech.com, inc.



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            RESOLVED FURTHER, in our unanimous written consent dated February
            11, 2000, the Board of Directors of the Company approved the amendment of Article IV Section 4.01 of the Articles of Incorporation in order to increase the authorized shares of capital stock of the Company in connection with a corresponding forward stock split. No amendment to the Company's Articles of Incorporation has yet been filed, and the Board now further resolves to amend
            Article IV Section 4.01 to create a class of preferred stock of the Company, consisting of 5,000,000 shares of the capital stock of the Company, and with the voting power and the designations, preferences and relative, participating, optional or other rights of each such series.

            RESOLVED FURTHER, that upon shareholder approval and the filing of a Certificate of Amendment to that effect with the Nevada Secretary of State, Article IV Section 4.01 of the Articles of Incorporation shall be amended to read as follows:

            Section 4.01 - Number and Class. The total number of shares of capital stock which the corporation shall have authority to issue is Fifty-Nine Million Five Hundred Twenty-Three Thousand Eight Hundred Ten (59,523,810), shares of the par value of $0.00042 each, divided into (a) Fifty-Four Million Five Hundred Twenty-Three Thousand Eight Hundred Ten (54,523,810) shares of common stock (the "Common Stock") and (b) Five Million (5,000,000) shares of preferred stock (the "Preferred Stock"). The Common Stock and Preferred Stock may be issued from time to time without action by the stockholders. The Common Stock and Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. There is hereby expressly vested in the Board of Directors the authority to fix in the resolution or resolutions providing for the issue of each series of Preferred Stock, the voting power and the designations, preferences and relative, participating, optional or other rights of each such series, and the qualifications, limitations or restrictions thereof. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each such series to be distinctly designated.

            RESOLVED FURTHER, that the Board approved and recommend to the shareholders for approval the amendment to the Company's Articles of Incorporation ("Articles") as described in the Proxy Statement to be distributed to shareholders on February 26, 2000, copies of which were distributed to each of the members of the Board prior to the meeting (the "Proxy Statement");

            RESOLVED FURTHER, that a special meeting of the shareholders of the Company be held at 10:00 A.M. on March 7, 2000 at the offices of Preston Gates & Ellis LLP for the purpose of approving the amendment of the Company's Articles of Incorporation to change the Company's name to booktech.com, inc., approving the Board's adoption of the Company's 2000 Stock Option Plan,

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             approving the amendment of the Company's Bylaws increasing the authorized number of directors on the Board of Directors to seven
             (7), and amending the Company Articles of Incorporation to create a class of preferred stock in such series and with such rights, privileges and preferences as the Board of Directors may determine from time to time;

             RESOLVED FURTHER, that the Secretary of the Company is authorized to cause a notice and the Proxy Statement to be served upon all shareholders of record of the Company as of the record date, which date shall be February 25, 2000;

             RESOLVED FURTHER, that Joel Dumaresq shall be authorized to serve as proxies for the Company's shareholders."

 2.    Amendments to Articles of Incorporation

       (a) A majority of the stockholders holding 80.5% of the common shares outstanding of Ebony & Gold Ventures voted, by person or proxy, at a special meeting duly held at 10:00 A.M. on March 7, 2000, duly adjourned and duly reconvened at 3:00 PM on March 30, 2000 for the purpose of approving the change in the Company's name to booktech.com, inc., approved the following amendment to the Company's Articles of Incorporation. The amendment was approved by shareholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, which number is sufficient under Nevada law to approve the matter, and the Company's Articles of Incorporation, as amended, are hereby amended as follows:

                                    ARTICLE I
                                      NAME

                   The name of the corporation is: booktech.com, inc.

       (b) A majority of the stockholders holding 79.5% of the common shares outstanding of Ebony & Gold Ventures voted, by person or proxy, at a special meeting duly held at 10:00 A.M. on March 7, 2000, duly adjourned and duly reconvened at 3:00 P.M. on March 30, 2000 for the purpose of approving the change in the Company's name to booktech.com, inc., approved the following amendment to the Company's Articles of Incorporation. The amendment was approved by shareholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, which number is sufficient under Nevada law to approve the matter, and the Company's Articles of Incorporation, as amended, are hereby amended as follows:

       Section 4.01 - Number and Class. The total number of shares of capital stock which the corporation shall have authority to issue is Fifty-Nine Million Five Hundred Twenty-Three Thousand Eight Hundred Ten (59,523,810), shares of the par value of $0.00042 each, divided into (a) Fifty-Four Million Five Hundred Twenty-Three Thousand Eight Hundred Ten (54,523,810) shares of common stock (the "Common Stock") and (b) Five

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       Million (5,000,000) shares of preferred stock (the "Preferred Stock").
       The Common Stock and Preferred Stock may be issued from time to time without action by the stockholders. The Common Stock and Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. There is hereby expressly vested in the Board of Directors the authority to fix in the resolution or resolutions providing for the issue of each series of Preferred Stock, the voting power and the designations, preferences and relative, participating, optional or other rights of each such series, and the qualifications, limitations or restrictions thereof. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each such series to be distinctly designated.

 3.    Requirements of NRS 78.207 and 78.209

       Pursuant to NRS 78.207 and 78.209 and the resolutions of the Board above approving the increase in the number of the authorized shares of the Corporation, the following information is provided to satisfy the requirements of NRS 78.209:

       (a) The current numbers of authorized shares of the Corporation is 25,000,000 shares of common stock, $0.001 par value;

       (b) The number of authorized shares of the Corporation after the change is 59,523,810 shares of common stock, $0.00042 par value;

       (c) After the change, 1.3809524 shares of common stock will be issued for every one share of common stock held by each stockholder of common stock before the increase;

       (d) In lieu of fractional shares, all split shares shall be rounded to the nearest whole share;

       (e) Pursuant to NRS 78.207, no approval of the stockholders is necessary to effect the increase of the authorized shares of the Corporation; and

       (f) The change to increase the number of authorized shares of the Corporation is effective as of the date of filing of this Certificate.

 Joel Dumaresq
 President and Secretary


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STATE OF WASHINGTON  )
                     ) ss.
COUNTY OF KING       )

       I certify that I know or have satisfactory evidence that Joel Dumaresq is the person who signed this instrument and acknowledged it to be their free and voluntary act for the uses and purposes mentioned in this instrument.

             Dated:


                                     -----------------------
                                     Notary Public

       [Seal or Stamp]
                                     -----------------------
                                     [Printed Name]
                                     My appointment expires: